October 2, 2026

Dear Preferred Shareholder:

MacKenzie Realty Capital, Inc. (“MRC”) will issue the preferred dividend in about two weeks, but we are writing this letter to you to notify you that for this quarter the Dividend Reinvestment Program (“DRIP”) has been suspended.

MRC announced this week that it has temporarily suspended the preferred share repurchase program to enable it to better react to any strategic alternative that may be brought to it by its financial advisor, Maxim Group LLC (“Maxim”). MRC’s issuance of common stock in exchange for preferred shares has resulted in additional selling pressure on MRC’s common stock, which the Board believes would make the negotiation of any potential strategic transaction more difficult. MRC continues to review strategic alternatives brought to it by Maxim, and the Board expects to reassess the Preferred Share Repurchase Program in due course. There can be no assurance that MRC will enter into any strategic transaction as a result of these efforts.

In light of the suspension of the share repurchase program, MRC needs to update the Offering Circular, so the pending October Dividend will be paid in all cash on each of the Series A, B, and C preferred shares, including to holders who had elected DRIP participation for this cycle. MRC intends to resume DRIP participation for all currently enrolled participants on the next regular dividend cycle after the SEC qualifies the amended Offering Circular, with no new election required from enrolled participants to be reinstated.  The regular dividend is payable to shareholders of record as of September 30, 2026.  The amounts are the same as in previous quarters, and you will receive another letter accompanying the payment or or about October 15, 2026.

We appreciate your investment in MRC.  We are excited about the interest we have received in MRC from investors and the investment opportunities we have encountered.  We believe your confidence in us will be rewarded.

Sincerely,
MacKenzie Realty Capital, Inc.
Robert E. Dixon, President

The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believe,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” “rewarded,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.

This letter does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this letter or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met. A copy of the Offering Circular may be obtained on the SEC’s EDGAR website.